News Release
For Immediate Release

LOCKHEED MARTIN ANNOUNCES THIRD QUARTER 2011 RESULTS

•	Net sales grew 7 percent to $12.1 billion
•	Earnings from continuing operations grew 19 percent to $665 million
•	Earnings per diluted share from continuing operations grew 30 percent to $1.99
•	Increased quarterly dividend 33 percent to $1.00 per share
•	Repurchased 13.4 million shares at a cost of $964 million
•	Increases 2011 outlook and provides trend information for 2012

BETHESDA, Md., Oct. 26, 2011 – Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2011 net sales of $12.1 billion, compared to $11.3 billion in 2010. Earnings from continuing operations during the third quarter of 2011 were $665 million, or $1.99 per diluted share, compared to $557 million, or $1.53 per diluted share, in 2010.  Cash from operations during the third quarter of 2011 was $511 million, compared to $513 million during 2010.

Third quarter 2011 results included a special charge of $39 million, which reduced earnings by $25 million, or $0.07 per diluted share, related to planned workforce reductions at Information Systems & Global Solutions (IS&GS) and Corporate Headquarters. The third quarter of 2010 included a special charge of $178 million related to the Voluntary Executive Separation Program (VESP), which decreased earnings by $116 million, or $0.32 per diluted share. Consistent with prior periods, third quarter 2011 results also included a FAS/CAS pension expense adjustment of $231 million, which reduced earnings by $143 million, or $0.43 per diluted share, compared to a FAS/CAS pension expense adjustment of $111 million, which reduced earnings by $69 million, or $0.19 per diluted share, in 2010.

“Our focus on program execution in support of our customers resulted in a strong third quarter,” said Bob Stevens, chairman and chief executive officer.  “We continue to take aggressive actions, including painful workforce reductions, to reduce costs and deliver value to our customers and shareholders in this challenging global security and economic reality that we expect will extend into 2012.”

Summary Reported Results

The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	3rd Quarter		Year-to-Date
($ in millions, except per share data)	2011	2010	2011	2010
Net sales	$12,119	$11,343	$34,288	$32,910

Operating profit
Segment operating profit	$1,355	$1,261	$3,877	$3,646
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(231)	(111)	(692)	(331)
Special item – severance charges	(39)	(178)	(136)	(178)
Stock compensation expense and other, net	(44)	(95)	(151)	(203)
Operating profit	$1,041	$877	$2,898	$2,934
Net earnings from:
Continuing operations	$665	$557	$1,969	$1,793
Discontinued operations1	35	3	3	124
Net earnings	$700	$560	$1,972	$1,917
Diluted earnings per share:
Continuing operations	$1.99	$1.53	$5.72	$4.84
Discontinued operations1	.11	.01	.01	.33
Diluted earnings per share	$2.10	$1.54	$5.73	$5.17
Cash from operations	$511	$513	$3,038	$3,387

1
During the third quarter of 2011, the Corporation committed to a plan to sell Savi Technology, Inc. (Savi), a logistics business within the Electronic Systems business segment. As a result, the consolidated financial statements have been adjusted to reflect this business as a discontinued operation for all periods presented. Discontinued operations also include Pacific Architects and Engineers, Inc. (PAE) for 2010 and through the date of its sale on April 4, 2011, and those of Enterprise Integration Group for 2010, through the date of its sale on Nov. 22, 2010.

The 2011 amounts include a benefit of approximately $50 million related to the decision to sell Savi, the principal driver of which is a tax benefit due to the recognition of a deferred tax asset for book and tax differences recorded when the decision was made to sell Savi. The 2011 and 2010 year-to-date amounts also include similar tax benefits of $15 million and $96 million, respectively, related to the sale of PAE.

2011 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or special items until such transactions have been consummated. See the “Forward-Looking Statements” discussion contained in this press release.

2011 FINANCIAL OUTLOOK 1
($ in millions, except per share data)

	Current Update	July 2011

Net sales	$46,000 - $47,000	$46,000 - $47,000

Operating profit:
Segment operating profit	$5,075 - $5,175	$5,050 - $5,150
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(925)	(925)
Other, net	(215)	(275)
Special item – severance charges	(135)	(100)
Operating profit	3,800 - 3,900	3,750 - 3,850

Diluted earnings per share from continuing operations	$7.40 - $7.60	$7.35 - $7.55
Cash from operations	> $4,200	> $4,200
1 All amounts approximate

Status of F-35 LRIP 5

We received customer authorization and initial funding in July 2010 to begin work on low-rate initial production (LRIP) 5. In January 2011, we notified our customer that additional funding would be required to continue the advanced procurement.  Despite not yet receiving such funding, we and our industry team have continued work in an effort to meet our customer’s desired aircraft delivery dates for the LRIP 5 aircraft.  As a result, as of Sept. 25, 2011, we have approximately $750 million in potential termination liability exposure.  Without additional funding or contract coverage, we estimate that our exposure by the end of 2011 will be approximately $1.2 billion.  We are in the process of negotiating with our customer to obtain additional funding and finalize contract negotiations.

2012 Financial Trends

The Corporation’s preliminary outlook for 2012 is premised on the U.S. Government’s timely approval of 2012 defense budget legislation at a level consistent with the President’s proposed 2012 defense budget as well as continued support and funding of the Corporation's programs.  If this occurs, the Corporation expects 2012 net sales to be flattish as compared to 2011 levels, and that consolidated 2012 segment operating profit margin will remain at approximately 11 percent.

In addition, the continued decline in discount rates used to measure pension liabilities at year-end could impact 2012 earnings.  If one were to assume a 4.5 percent discount rate at year-end 2011 and the actual investment return for 2011 was 5.0 percent, the effort to harmonize the timing of recovery of pension expense under government cost accounting standards (CAS) with pension funding requirements is not in effect until after 2012, and the expected long-term rate of return on plan assets is potentially reduced from 8.5 percent to 8.0 percent, the Corporation would expect that its 2012 non-cash FAS/CAS pension expense adjustment could be comparable to the 2011 adjustment of approximately $925 million. This estimate for the 2012 FAS/CAS pension adjustment is significantly higher than the Corporation's previous expectations due to the impact of changes in economic factors from those used at year-end 2010 and a delay in the CAS harmonization beyond 2012.  The Corporation will not finalize its postretirement benefit plan assumptions, or determine the actual return on plan assets, until its Dec. 31, 2011 measurement date and they may not be the same as those discussed above.

Cash Deployment Activities

The Corporation deployed cash in 2011 by:
•	repurchasing 13.4 million shares at a cost of $964 million in the third quarter and 29.9 million shares at a cost of $2.3 billion for the year-to-date period;
•	making contributions of $960 million to its pension trust in the third quarter and $1.3 billion for the year-to-date period;
•	paying cash dividends totaling $246 million in the third quarter and $770 million for the year-to-date period; and
•	making capital investments of $201 million during the third quarter and $443 million for the year-to-date period.

During the third quarter of 2011, the Corporation’s Board increased the total authorized amount for share repurchases by $3.5 billion, which was approximately the amount available for future repurchases of common stock as of Sept. 25, 2011.

On Sept. 22, 2011, the Corporation increased its quarterly dividend 33 percent, or $0.25 per share. The new quarterly dividend amount will be $1.00 per share, beginning with the payment on Dec. 30, 2011, to the stockholders of record as of the close of business on Dec. 1, 2011.

On Sept. 9, 2011, the Corporation issued $2.0 billion of senior unsecured notes, consisting of $500 million 2.13 percent notes due 2016, $900 million 3.35 percent notes due 2021, and $600 million 4.85 percent notes due 2041. In Oct. 2011, subsequent to the third quarter, the Corporation used a portion of the net proceeds to repay all of its outstanding $500 million 4.12 percent notes due March 2013 as well as to pay a make-whole premium of $26 million for the early redemption of such notes. The make-whole premium will be recognized in "Other non-operating income (expense), net" in the fourth quarter of 2011.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; IS&GS; and Space Systems.

Operating profit for the business segments includes equity earnings (losses) from their investments because the operating activities of the investees are closely aligned with the operations of those segments. The Corporation’s largest equity investments are United Launch Alliance (ULA) and United Space Alliance (USA), both of which are part of Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

($ in millions)	3rd Quarter		Year-to-Date
	2011	2010	2011	2010
Net sales
Aeronautics	$3,995	$3,294	$10,600	$9,377
Electronic Systems	3,633	3,556	10,832	10,290
Information Systems & Global Solutions	2,323	2,525	6,833	7,281
Space Systems	2,168	1,968	6,023	5,962
Total net sales	$12,119	$11,343	$34,288	$32,910

Operating profit
Aeronautics	$447	$389	$1,178	$1,090
Electronic Systems	444	428	1,348	1,252
Information Systems & Global Solutions	213	208	620	615
Space Systems	251	236	731	689
Segment operating profit	1,355	1,261	3,877	3,646
Unallocated corporate expense, net	(314)	(384)	(979)	(712)
Total operating profit	$1,041	$877	$2,898	$2,934

In the discussion of comparative results, changes in net sales and operating profit generally are expressed in terms of volume and performance.

Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in operating profit based on the estimate of profit at completion for a particular contract.

Changes in performance refer to increases or decreases in the estimated profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting and usually relate to revisions in the total estimated costs at completion that reflect improved or deteriorated conditions on a particular contract. For example, improved conditions typically result from the retirement of risks on contracts. Such changes in estimated profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.

Aeronautics

($ in millions)	3rd Quarter		Year-to-Date
	2011	2010	2011	2010
Net sales	$3,995	$3,294	$10,600	$9,377
Operating profit	$447	$389	$1,178	$1,090
Operating margin	11.2%	11.8%	11.1%	11.6%

Net sales in the Aeronautics segment increased $701 million, or 21 percent, during the third quarter of 2011, as compared to the corresponding period in 2010. The increase in net sales primarily was attributable to higher volume of about $495 million for C-130 programs due to an increase in deliveries (13 C-130J aircraft delivered in the third quarter of 2011 as compared to seven during the same 2010 period) and support activities, approximately $115 million driven by higher volume for the F-35 LRIP program, approximately $135 million for F-16 support activities, and about $100 million for higher volume on C-5 programs (one C-5 aircraft delivered in the third quarter of 2011 as compared to none during the same 2010 period). The increases partially were offset by a decline of about $75 million in net sales due to lower volume on the F-22 program, which will continue to decline as the program winds down with final deliveries expected to be completed in 2012.

During the first nine months of 2011, net sales in the Aeronautics segment increased $1.2 billion, or 13 percent, as compared to the corresponding period in 2010. The growth in net sales primarily was due to higher volume of about $825 million for C-130 programs due to an increase in deliveries (26 C-130J aircraft delivered in the first nine months of 2011 as compared to 16 during the same 2010 period) and support activities, approximately $500 million due to an increase in volume for work performed on the F-35 LRIP program, about $235 million for F-16 support activities, and approximately $205 million for higher volume on C-5 programs (two C-5 aircraft delivered in the first nine months of 2011 as compared to none during the same 2010 period). These increases partially were offset by a decline in net sales of approximately $435 million due to lower volume on the F-22 program, and lower net sales of about $105 million for the F-35 SDD program.

Operating profit in the Aeronautics segment increased $58 million, or 15 percent, during the third quarter of 2011, as compared to the corresponding period in 2010. The primary contributors to the growth were an increase of about $55 million on the F-22 program due to risk retirements in 2011 and approximately $55 million for C-130 programs as a result of higher volume and the retirement of risks in 2011, partially offset by a decline of approximately $40 million in operating profit for the F-16 program due to risk retirements in 2010.

During the first nine months of 2011, operating profit in the Aeronautics segment increased $88 million, or 8 percent, as compared to the corresponding period in 2010. The increase primarily was attributable to approximately $95 million of higher operating profit on C-130 programs due to increased volume and the retirement of risks in 2011, and about $70 million due to risk retirements on other Aeronautics sustainment activities in 2011.  These increases partially were offset by lower operating profit of approximately $60 million on several programs (F-35, F-16 and other combat aircraft and other Aeronautics programs) due to risk retirements in 2010.

Aeronautics operating margins are declining in 2011 as compared to those reported over the last few years due to the changing life cycle of significant Aeronautics programs. Specifically, Aeronautics sales are being driven by a larger share of LRIP activities on the F-35 production and C-5 modernization programs with less volume on the F-22 and F-16 production programs. LRIP contracts typically yield lower margins than more mature production programs.

Electronic Systems

($ in millions)	3rd Quarter		Year-to-Date
	2011	2010	2011	2010
Net sales	$3,633	$3,556	$10,832	$10,290
Operating profit	$444	$428	$1,348	$1,252
Operating margin	12.2%	12.0%	12.4%	12.2%

Net sales in the Electronic Systems segment increased $77 million, or 2 percent, during the third quarter and $542 million, or 5 percent, during the first nine months of 2011, as compared to the corresponding periods in 2010. Contributing to the increases were higher volume on air defense programs (including Terminal High Altitude Area Defense and Patriot Advanced Capability-3 (PAC-3)) of approximately $125 million during the third quarter and about $330 million during the first nine months of 2011. Additional volume for logistics activities related to the Special Operations Forces Contractor Logistics Support Services program, which began late in the third quarter of 2010, increased sales by about $105 million during the third quarter and approximately $295 million during the first nine months of 2011. Increased deliveries on tactical missiles programs (including Hellfire) resulted in increased net sales of approximately $95 million during the third quarter and about $175 million during the first nine months of 2011. Higher volume on the Littoral Combat Ship program contributed to an increase in net sales of approximately $65 million for the third quarter and about $115 million for the first nine months of 2011. The net sales increase during the first nine months of 2011 also was attributable to higher volume on various radar system programs of about $115 million.

These increases partially were offset by a decline in volume on other ship and aviation systems programs (primarily the 2010 deliveries of Persistent Threat Detection Systems) of about $195 million during the third quarter and approximately $340 million during the first nine months of 2011, lower volume on various other training and logistics services programs of approximately $65 million during the third quarter and about $135 million during the first nine months of 2011, and declines in volume on fire control systems of about $40 million for the third quarter and approximately $60 million for the first nine months of 2011.

During the third quarter and first nine months of 2011, operating profit in the Electronic Systems segment increased $16 million, or 4 percent, and $96 million, or 8 percent, respectively, as compared to the corresponding periods in 2010. Operating profit increased about $40 million during the third quarter and approximately $50 million during the first nine months of 2011 on tactical missiles programs (including Hellfire and High Mobility Artillery Rocket System) due to volume and the retirement of risks, and about $20 million during the third quarter and about $15 million during the first nine months of 2011 for various training and logistics services programs, partially offset by decreases in operating profit of about $30 million and approximately $50 million on ship and aviation systems programs for the third quarter and first nine months of 2011, respectively. Additionally, the operating profit increase during the first nine months of 2011 was attributable to radar system programs and undersea warfare programs of approximately $35 million due to volume and air defense programs (PAC-3) of about $40 million due to volume and risk retirements.

Information Systems & Global Solutions

($ in millions)	3rd Quarter		Year-to-Date
	2011	2010	2011	2010
Net sales	$2,323	$2,525	$6,833	$7,281
Operating profit	$213	$208	$620	$615
Operating margin	9.2%	8.2%	9.1%	8.4%

Net sales in the IS&GS segment decreased $202 million, or 8 percent, during the third quarter and $448 million, or 6 percent, during the first nine months of 2011, as compared to the corresponding periods in 2010. The decreases primarily were attributable to lower volume of about $150 million during the third quarter and approximately $500 million during the first nine months of 2011 due to the absence of the Decennial Response Integration System (DRIS) program that supported the 2010 United States census.

Operating profit in the IS&GS segment during the third quarter and first nine months of 2011 essentially was unchanged as compared to the corresponding periods in 2010. A decrease in operating profit for both the third quarter and first nine months of 2011 from the absence of the DRIS program in 2011 was offset by higher operating profit from numerous smaller programs, including about $25 million during the third quarter and about $40 million for the first nine months of 2011 from the retirement of risks on several programs, including Transportation Worker Identification Credential and Automated Flight Service Station.

Space Systems

($ in millions)	3rd Quarter		Year-to-Date
	2011	2010	2011	2010
Net sales	$2,168	$1,968	$6,023	$5,962
Operating profit	$251	$236	$731	$689
Operating margin	11.6%	12.0%	12.1%	11.6%

Net sales in the Space Systems segment increased $200 million, or 10 percent, during the third quarter and $61 million, or 1 percent, during the first nine months of 2011, as compared to the corresponding periods in 2010. The increases in net sales were attributable to increased volume of about $145 million during the third quarter primarily related to commercial satellites (one delivery in the third quarter of 2011 and none in the same 2010 period), approximately $250 million during the first nine months due to commercial satellites and government satellite activities, and higher volume for fleet ballistic and defensive missile systems of about $45 million during the third quarter and approximately $70 million during the first nine months of 2011. These increases partially were offset by declines of about $25 million for the third quarter and approximately $85 million for the first nine months of 2011 related to the NASA External Tank program, which ended in connection with the completion of the space shuttle program in July 2011. Additionally, changes in volume on the NASA Orion program increased net sales by about $35 million during the third quarter of 2011, but decreased net sales by approximately $150 million during the first nine months of 2011.

During the third quarter and first nine months of 2011, operating profit in the Space Systems segment increased $15 million, or 6 percent, and $42 million, or 6 percent, respectively, as compared to the corresponding periods in 2010. The increases in operating profit principally were attributable to volume and retirement of risks on government satellite programs of about $35 million for the third quarter and approximately $75 million for the first nine months of 2011.  Operating profit also increased about $15 million during the third quarter of 2011, primarily due to defensive missile systems.  Partially offsetting this increase was lower equity earnings from ULA and USA of about $40 million for the third quarter and approximately $30 million for the first nine months of 2011 as compared to 2010.

Total equity earnings recognized by the Space Systems segment from ULA and USA represented about $35 million, or 15 percent, and approximately $165 million, or 23 percent, of the segment’s operating profit during the third quarter and first nine months of 2011, respectively.  During the third quarter and first nine months of 2010, total equity earnings recognized by the Space Systems segment from ULA and USA represented about $75 million, or 33 percent, and approximately $195 million, or 28 percent, respectively.

Unallocated Corporate Expense, Net

($ in millions)	3rd Quarter		Year to Date
	2011	2010	2011	2010
FAS/CAS pension adjustment	$(231)	$(111)	$(692)	$(331)
Special item – severance charges	(39)	(178)	(136)	(178)
Stock compensation expense and other, net	(44)	(95)	(151)	(203)
Unallocated corporate expense, net	$(314)	$(384)	$(979)	$(712)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and are included in “Unallocated corporate expense, net.” See the Corporation’s 2010 Annual Report on Form 10-K for a description of “Unallocated corporate expense, net” including the FAS/CAS pension adjustment.

During the third quarter and first nine months of 2011, the Corporation recorded severance charges totaling $39 million and $136 million, net of state tax benefits. The severance charges recorded in the third quarter of 2011 related to the IS&GS business segment and Corporate Headquarters.  In the second quarter of 2011, the Corporation recorded severance charges totaling $97 million, net of state tax benefits, of which $49 million and $48 million related to the Aeronautics and Space Systems business segments, respectively.  These charges reduced net earnings in the third quarter by $25 million, or $0.07 per diluted share, and for the first nine months by $88 million, or $0.25 per diluted share. The charges consisted of severance costs associated with the planned elimination of certain positions through either voluntary or involuntary actions.  Upon separation, terminated employees will receive lump-sum severance payments based on years of service, which are expected to be paid through the first half of 2012.

These severance actions resulted from a strategic review of these businesses and Corporate Headquarters activities to better align the organization and cost structure with changing economic conditions.  The workforce reductions at the business segments also reflect changes in program lifecycles, where several of the Corporation's major programs are transitioning out of development and into production, and certain programs are ending.

In the third quarter of 2010, the Corporation recorded a severance charge of $178 million, net of state tax benefits, related to the VESP.  The charge, which included lump-sum special payments for qualifying executives, reduced net earnings by $116 million ($0.32 per diluted share for the third quarter and $0.31 per diluted share for the first nine months of 2010).

The Corporation expects to recover a substantial amount of these severance charges, including the severance related to the VESP, in future periods through the pricing of the Corporation's products and services to the U.S. Government and other customers.  While the VESP is expected to be recovered over several years, the other severance charges would typically be expected to be recovered within a one year period.  For example, Space Systems recovered about half of its second quarter 2011 severance charge in the third quarter of 2011, which largely was offset by about a $15 million charge related to excess inventory.

Income Taxes

The Corporation’s effective income tax rates from continuing operations were 29.9 percent and 26.1 percent during the third quarter and first nine months of 2011, respectively, and 32.8 percent and 34.1 percent during the third quarter and first nine months of 2010, respectively. The rates for all periods benefited from tax deductions for U.S. manufacturing activities and dividends related to certain of the Corporation’s defined contribution plans with an employee stock ownership plan feature.  The effective tax rates for the comparable periods were also impacted by the following items:

  During the second quarter of 2011, the U.S. Congressional Joint Committee on Taxation completed its review of the Internal Revenue Service Appeals Division’s resolution of certain adjustments related to tax years 2003-2008. As a result, the Corporation recorded a reduction of its income tax expense of $89 million through the elimination of liabilities for unrecognized tax benefits during the second quarter of 2011.

  During the fourth quarter of 2010, tax legislation retroactively extended the research and development (R&D) tax credit for two years, from Jan. 1, 2010 to Dec. 31, 2011. The Corporation recognized R&D tax credits of $11 million and $28 million as a reduction of income tax expense during the third quarter and first nine months of 2011, respectively. R&D tax credits were not recognized during the corresponding periods in 2010 as the credit was not reinstated until later in 2010.

  During the first quarter of 2010, health care legislation eliminated the tax deduction for company-paid retiree prescription drug expenses to the extent they are reimbursed under Medicare Part D, beginning in 2013. As a result, the Corporation recorded additional income tax expense of $96 million during the first nine months of 2010.

About Lockheed Martin

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 126,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s 2010 sales from continuing operations were $45.7 billion.

 ###

NEWS MEDIA CONTACT:	Jeff Adams, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference Call Information

Conference call:  Lockheed Martin will webcast the earnings conference call (listen-only mode) at 2:00 p.m. E.T. on Oct. 26, 2011. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

Disclosure Regarding Forward-Looking Statements

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially due to factors such as:
•	the availability of government funding for the Corporation’s products and services both domestically and internationally due to performance, cost growth, or other factors;
•
changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011);

•
additional costs or schedule revisions to the F-35 program that may result from the detailed re-planning of the restructured program that is ongoing following completion of the technical baseline review;

•	actual returns (or losses) on pension plan assets, movements in interest and discount rates and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, advance pension funding, option exercises, or debt levels) on earnings per share;
•	difficulties in developing and producing operationally advanced technology systems;
•	the timing and customer acceptance of product deliveries;
•	materials availability and performance by key suppliers, subcontractors and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•
the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations or challenges to the allowability of costs incurred under government cost accounting standards or export policies;

•	the future impact of acquisitions or divestitures, joint ventures or teaming arrangements;
•	the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts);
•	the competitive environment for the Corporation’s products and services and potential for delays in procurement due to bid protests;
•	the ability to attract and retain key personnel; and
•	economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2010 Annual Report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of Oct. 25, 2011.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. The Corporation also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings (a),(b)
Unaudited
($ in millions, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Net sales	$12,119	$11,343	$34,288	$32,910
Cost of sales	11,123	10,554	31,572	30,179
Gross profit	996	789	2,716	2,731
Other income, net	45	88	182	203
Operating profit	1,041	877	2,898	2,934
Interest expense	89	85	258	258
Other non-operating income (expense), net	(3)	37	25	46
Earnings from continuing operations before income taxes	949	829	2,665	2,722
Income tax expense	284	272	696	929
Net earnings from continuing operations	665	557	1,969	1,793
Net earnings from discontinued operations (c)	35	3	3	124
Net earnings	$700	$560	$1,972	$1,917
Effective tax rate	29.9%	32.8%	26.1%	34.1%
Earnings per common share
Basic
Continuing operations	$2.01	$1.55	$5.78	$4.88
Discontinued operations	0.11	0.01	0.01	0.34
Basic earnings per common share	$2.12	$1.56	$5.79	$5.22

Diluted
Continuing operations	$1.99	$1.53	$5.72	$4.84
Discontinued operations	0.11	0.01	0.01	0.33
Diluted earnings per common share	$2.10	$1.54	$5.73	$5.17

Average number of shares outstanding
Basic	329.8	360.1	340.4	367.1
Diluted	333.6	363.9	344.3	371.1

Common shares reported in stockholders' equity at quarter end:			321.3	357.6

(a)
It is the Corporation's practice to close its books and records on the Sunday prior to the end of the calendar quarter.  The interim financial statements and tables of financial information included herein are labeled based on that convention.

(b)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented herein have been adjusted for this immaterial change.

(c)
During the third quarter of 2011, the Corporation committed to a plan to sell Savi Technology, Inc. (Savi), a logistics business within the Electronic Systems business segment.  As a result, the consolidated financial statements have been adjusted to reflect this business as a discontinued operation for all periods presented.  Discontinued operations also include Pacific Architects and Engineers, Inc. (PAE) for 2010 and through the date of its sale on April 4, 2011, and those of Enterprise Integration Group for 2010, through the date of its sale on Nov. 22, 2010, as well as other immaterial items.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins (a)
Unaudited
($ in millions)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 25, 2011	September 26, 2010	% Change	September 25, 2011	September 26, 2010	% Change
Net sales
Aeronautics	$3,995	$3,294	21%	$10,600	$9,377	13%
Electronic Systems	3,633	3,556	2	10,832	10,290	5
Information Systems & Global Solutions	2,323	2,525	(8)	6,833	7,281	(6)
Space Systems	2,168	1,968	10	6,023	5,962	1
Total	$12,119	$11,343	7%	$34,288	$32,910	4%

Operating profit
Aeronautics	$447	$389	15%	$1,178	$1,090	8%
Electronic Systems	444	428	4	1,348	1,252	8
Information Systems & Global Solutions	213	208	2	620	615	1
Space Systems	251	236	6	731	689	6
Total business segments	1,355	1,261	7	3,877	3,646	6
Unallocated corporate expense, net	(314)	(384)		(979)	(712)
Total	$1,041	$877	19%	$2,898	$2,934	(1)%

Margins
Aeronautics	11.2%	11.8%		11.1%	11.6%
Electronic Systems	12.2	12.0		12.4	12.2
Information Systems & Global Solutions	9.2	8.2		9.1	8.4
Space Systems	11.6	12.0		12.1	11.6
Total business segments	11.2	11.1		11.3	11.1
Total consolidated	8.6%	7.7%		8.5%	8.9%

(a)
During the third quarter of 2011, the Corporation committed to a plan to sell Savi.  As a result, the business segment information presented herein has been adjusted to reflect this business as a discontinued operation for all periods presented.

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
($ in millions, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Unallocated corporate expense, net
FAS/CAS pension adjustment:
FAS pension expense	$(455)	$(358)	$(1,366)	$(1,072)
Less: CAS expense	(224)	(247)	(674)	(741)
FAS/CAS pension adjustment - expense	(231)	(111)	(692)	(331)
Special item - severance charges	(39)	(178)	(136)	(178)
Stock compensation expense and other, net	(44)	(95)	(151)	(203)
Total	$(314)	$(384)	$(979)	$(712)

	THREE MONTHS ENDED SEPTEMBER 25, 2011			NINE MONTHS ENDED SEPTEMBER 25, 2011
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Special Items - 2011
Severance charges	$(39)	$(25)	$(0.07)	$(136)	$(88)	$(0.25)
Resolution of certain adjustments related to tax years 2003-2008	—	—	—	—	89	0.26
Total	$(39)	$(25)	$(0.07)	$(136)	$1	$0.01

	THREE MONTHS ENDED SEPTEMBER 26, 2010			NINE MONTHS ENDED SEPTEMBER 26, 2010
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Special Items - 2010
Voluntary Executive Separation Charge	$(178)	$(116)	$(0.32)	$(178)	$(116)	$(0.31)
Elimination of Medicare Part D deferred tax assets	—	—	—	—	(96)	(0.26)
Total	$(178)	$(116)	$(0.32)	$(178)	$(212)	$(0.57)

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
($ in millions)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Depreciation and amortization of plant and equipment
Aeronautics	$47	$50	$152	$145
Electronic Systems	56	58	163	170
Information Systems & Global Solutions	11	17	35	45
Space Systems	48	46	137	133
Total business segments	162	171	487	493
Unallocated corporate expense, net	13	17	37	46
Total depreciation and amortization of plant and equipment	$175	$188	$524	$539

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Balance Sheets
Unaudited
($ in millions, except per share data)
	SEPTEMBER 25,	DECEMBER 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$4,564	$2,261
Short-term investments	3	516
Receivables, net	6,523	5,692
Inventories	1,789	2,363
Deferred income taxes	1,184	1,147
Other current assets	606	518
Assets of discontinued operation held for sale	—	396
Total current assets	14,669	12,893

Property, plant and equipment, net	4,428	4,554
Goodwill	9,606	9,605
Deferred income taxes	3,096	3,485
Other assets	4,388	4,576
Total assets	$36,187	$35,113

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,328	$1,627
Customer advances and amounts in excess of costs incurred	5,544	5,890
Salaries, benefits and payroll taxes	1,800	1,870
Current portion of long-term debt	500	—
Other current liabilities	1,972	1,810
Liabilities of discontinued operation held for sale	—	204
Total current liabilities	12,144	11,401

Long-term debt, net	6,538	5,019
Accrued pension liabilities	9,979	10,607
Other postretirement benefit liabilities	1,254	1,213
Other liabilities	3,329	3,376
Total liabilities	33,244	31,616

Stockholders' equity
Common stock, $1 par value per share	321	346
Additional paid-in capital	—	—
Retained earnings	11,189	12,161
Accumulated other comprehensive loss	(8,567)	(9,010)
Total stockholders' equity	2,943	3,497
Total liabilities and stockholders' equity	$36,187	$35,113

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Cash Flows
Unaudited
($ in millions)
	NINE MONTHS ENDED
	September 25, 2011	September 26, 2010
Operating Activities
Net earnings	$1,972	$1,917
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization of plant and equipment	524	539
Amortization of purchased intangibles	60	74
Stock-based compensation	116	100
Deferred income taxes	178	354
Severance charges	136	178
Reduction in tax expense from resolution of certain tax matters	(89)	—
Tax benefit related to discontinued operations	(81)	(96)
Tax expense related to Medicare Part D reimbursement	—	96
Changes in operating assets and liabilities
Receivables, net	(853)	(483)
Inventories	575	60
Accounts payable	707	354
Customer advances and amounts in excess of costs incurred	(342)	26
Postretirement benefit plans	134	(344)
Income taxes	7	161
Other, net	(6)	451
Net cash provided by operating activities	3,038	3,387

Investing Activities
Expenditures for property, plant and equipment	(443)	(394)
Net cash provided by (used for) short-term investment transactions	510	(421)
Other, net	270	(52)
Net cash provided by (used for) investing activities	337	(867)

Financing Activities
Issuance of long-term debt, net of related costs	1,980	—
Repurchases of common stock	(2,317)	(1,566)
Common stock dividends	(770)	(700)
Issuances of common stock and related amounts	90	57
Other	(46)	(47)
Net cash used for financing activities	(1,063)	(2,256)
Effect of exchange rate changes on cash and cash equivalents	(9)	1
Net increase in cash and cash equivalents	2,303	265
Cash and cash equivalents at beginning of period	2,261	2,391
Cash and cash equivalents at end of period	$4,564	$2,656

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Stockholders' Equity
Unaudited
($ in millions)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at December 31, 2010	$346	$—	$12,372	$(9,010)	$3,708
Cumulative effect of a change in accounting principle (a)	—	—	(211)	—	(211)
Balance at December 31, 2010, as adjusted	346	—	12,161	(9,010)	3,497
Net earnings	—	—	1,972	—	1,972
Repurchases of common stock (b)	(30)	(387)	(1,846)	—	(2,263)
Common stock dividends declared (c)	—	—	(1,098)	—	(1,098)
Stock-based awards and ESOP activity	5	387	—	—	392
Other comprehensive income	—	—	—	443	443
Balance at September 25, 2011	$321	$—	$11,189	$(8,567)	$2,943

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change.

(b)
The Corporation repurchased 13.4 million shares for $964 million during the third quarter.  Year-to-date, the Corporation repurchased 29.9 million shares for $2.3 billion. In the third quarter of 2011, the Corporation's Board of Directors authorized an additional $3.5 billion for share repurchases, bringing the total authorized amount under the program to $6.5 billion.  As of Sept. 25, 2011, the Corporation had repurchased a total of 41.1 million shares under the program for $3,038 million, and there remained $3,462 million authorized for additional share repurchases.

(c)
Includes dividends of $0.75 per share declared and paid in the first, second and third quarters.  This amount also includes a dividend of $1.00 per share that was declared on Sept. 22, 2011 and is payable on Dec. 30, 2011 to stockholders of record on Dec. 1, 2011.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
	September 25,	December 31,
	2011	2010
Backlog
($ in millions)
Aeronautics	$27,800	$27,500
Electronic Systems	21,800	23,400
Information Systems & Global Solutions	8,300	9,700
Space Systems	15,100	17,800
Total	$73,000	$78,400

	THREE MONTHS ENDED		NINE MONTHS ENDED
Aircraft Deliveries	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
F-16	5	6	17	17
F-22	—	5	8	13
F-35	5	—	7	—
C-130J	13	7	26	16
C-5M	1	—	2	—

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings (a)
Unaudited
($ in millions, except per share data)

	THREE MONTHS ENDED		THREE MONTHS ENDED				YEAR ENDED DECEMBER 31,
	March 27,	June 26,	March 28,	June 27,	September 26,	December 31,
	2011	2011	2010	2010	2010	2010	2009	2008
Net sales	$10,626	$11,543	$10,308	$11,259	$11,343	$12,761	$43,867	$41,212
Cost of sales	9,812	10,637	9,412	10,213	10,554	11,704	39,720	36,701
Gross profit	814	906	896	1,046	789	1,057	4,147	4,511
Other income, net	50	87	42	73	88	58	220	476
Operating profit	864	993	938	1,119	877	1,115	4,367	4,987
Interest expense	85	84	87	86	85	87	308	332
Other non-operating income (expense), net	19	9	28	(19)	37	28	123	(91)
Earnings from continuing operations before income taxes	798	918	879	1,014	829	1,056	4,182	4,564
Income tax expense	242	170	360	297	272	235	1,215	1,437
Net earnings from continuing operations	556	748	519	717	557	821	2,967	3,127
Net earnings (loss) from discontinued operations	(26)	(6)	14	107	3	140	6	58
Net earnings	$530	$742	$533	$824	$560	$961	$2,973	$3,185
Effective tax rate	30.3%	18.5%	41.0%	29.3%	32.8%	22.3%	29.1%	31.5%

Earnings (loss) per common share
Basic
Continuing operations	$1.59	$2.18	$1.40	$1.95	$1.55	$2.31	$7.71	$7.82
Discontinued operations	(0.07)	(0.02)	0.03	0.29	0.01	0.39	0.02	0.15
Basic earnings per common share	$1.52	$2.16	$1.43	$2.24	$1.56	$2.70	$7.73	$7.97

Diluted
Continuing operations	$1.57	$2.16	$1.38	$1.93	$1.53	$2.28	$7.63	$7.64
Discontinued operations	(0.07)	(0.02)	0.03	0.29	0.01	0.39	0.01	0.14
Diluted earnings per common share	$1.50	$2.14	$1.41	$2.22	$1.54	$2.67	$7.64	$7.78

(a)
During the third quarter of 2011, the Corporation committed to a plan to sell Savi.  As a result, the consolidated financial statements presented herein have been adjusted to reflect this business as a discontinued operation for all periods presented.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins (a)
Unaudited
($ in millions)

	THREE MONTHS ENDED		THREE MONTHS ENDED				YEAR ENDED DECEMBER 31,
	March 27,	June 26,	March 28,	June 27,	September 26,	December 31,
	2011	2011	2010	2010	2010	2010	2009	2008
Net sales
Aeronautics	$3,182	$3,423	$2,940	$3,143	$3,294	$3,862	$12,203	$11,469
Electronic Systems	3,452	3,747	3,221	3,513	3,556	3,979	13,415	12,662
Information Systems & Global Solutions	2,149	2,361	2,234	2,522	2,525	2,640	9,599	9,057
Space Systems	1,843	2,012	1,913	2,081	1,968	2,280	8,650	8,024
Total	$10,626	$11,543	$10,308	$11,259	$11,343	$12,761	$43,867	$41,212

Operating profit
Aeronautics	$331	$400	$331	$370	$389	$416	$1,579	$1,429
Electronic Systems	429	475	379	445	428	488	1,636	1,571
Information Systems & Global Solutions	194	213	197	210	208	199	874	876
Space Systems	217	263	207	246	236	279	967	950
Total business segments	1,171	1,351	1,114	1,271	1,261	1,382	5,056	4,826
Unallocated corporate (expense) income, net	(307)	(358)	(176)	(152)	(384)	(267)	(689)	161
Total	$864	$993	$938	$1,119	$877	$1,115	$4,367	$4,987

Margins
Aeronautics	10.4%	11.7%	11.3%	11.8%	11.8%	10.8%	12.9%	12.5%
Electronic Systems	12.4	12.7	11.8	12.7	12.0	12.3	12.2	12.4
Information Systems & Global Solutions	9.0	9.0	8.8	8.3	8.2	7.5	9.1	9.7
Space Systems	11.8	13.1	10.8	11.8	12.0	12.2	11.2	11.8
Total business segments	11.0	11.7	10.8	11.3	11.1	10.8	11.5	11.7
Total consolidated	8.1%	8.6%	9.1%	9.9%	7.7%	8.7%	10.0%	12.1%

(a)
During the third quarter of 2011, the Corporation committed to a plan to sell Savi.  As a result, the business segment information presented herein has been adjusted to reflect this business as a discontinued operation for all periods presented.

LOCKHEED MARTIN CORPORATION
Backlog - Realigned Business Segments (a)
Unaudited
($ in millions)

	March 27,	June 26,	March 28,	June 27,	September 26,	December 31,	December 31,
	2011	2011	2010	2010	2010	2010	2009
Backlog:
Aeronautics	$31,300	$29,900	$26,000	$24,400	$24,000	$27,500	$26,800
Electronic Systems	22,600	22,200	22,400	21,900	21,300	23,400	23,000
Information Systems & Global Solutions	9,100	8,600	10,400	9,700	9,600	9,700	10,700
Space Systems	17,000	16,500	15,700	16,600	15,700	17,800	16,800
Total backlog	$80,000	$77,200	$74,500	$72,600	$70,600	$78,400	$77,300

(a)
During the third quarter of 2011, the Corporation committed to a plan to sell Savi.  As a result, the business segment information presented herein has been adjusted to reflect this business as a discontinued operation for all periods presented.